Exhibit 99.1
Kaiser Aluminum Corporation Reports
Third Quarter and First Nine Months 2017 Financial Results

Third Quarter 2017 Highlights:

•	Net Sales $333 Million; Value Added Revenue $187 Million Down 5% Despite Higher Shipments

•	Net Income $20 Million; Adjusted EBITDA $43 Million; Adjusted EBITDA Margin 23.1%

•	Strong Operational Performance Across the Platform

•	Ramp-up of New Equipment and Automated Controls at Trentwood Slower Than Anticipated

First Nine Months 2017 Highlights:

•	Net Sales $1 Billion; Value Added Revenue $593 Million Down 3% Despite Higher Shipments

•	Net Income $61 Million; Adjusted EBITDA $151 Million; Adjusted EBITDA Margin 25.5%

•	Strong Growth in Automotive Extrusions and Solid Industrial Demand

•	Strong Sales and Operating Performance Despite Market-Driven and Project-Related Headwinds

•	Returned $93 Million to Shareholders Through Quarterly Dividends and Share Repurchases

FOOTHILL RANCH, Calif., October 18, 2017 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced third quarter 2017 results, reporting net income of $20 million, or $1.16 earnings per diluted share, up from net income and earnings per diluted share of $15 million and $0.82, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $16 million, or $0.90 per diluted share, for the third quarter 2017, down from adjusted net income of $19 million, or $1.02 per diluted share, for the third quarter 2016. Reported third quarter 2017 results reflected a 45% effective tax rate that included recognition of a deferred tax liability related to future repatriation of existing earnings from the Company's Canadian subsidiary.

For the first nine months of 2017, the Company reported net income of $61 million, or $3.49 earnings per diluted share, compared to net income of $67 million, or $3.70 per diluted share in the prior year period. Excluding an $11 million pretax loss on non-run-rate items, adjusted net income increased to $68 million, or $3.89 earnings per diluted share, for the first nine months of 2017 compared to adjusted net income of $64 million, or $3.54 earnings per diluted share, for the prior year period. Reported and as adjusted first nine months of 2016 results included approximately $11 million of additional pre-tax expense associated with the early retirement of the Company’s 8.25% unsecured senior notes in the second quarter.

Third Quarter and First Nine Months 2017 Summary

“Our third quarter 2017 results were consistent with the market dynamics and business trends we experienced in the first half 2017,” said Jack A. Hockema, Chairman and Chief Executive Officer. “In addition, as previously discussed, the third quarter reflected normal seasonal demand weakness and higher major maintenance expense. We continued to benefit from improvements across the platform in underlying manufacturing cost efficiency. The ramp-up of new equipment and automated controls installed during the second quarter at our Trentwood facility proved more difficult than anticipated, resulting in lower-than-expected throughput for the third quarter. We expect to be fully operational by the end of the fourth quarter and well-positioned for anticipated growth in 2018.”

Third Quarter and First Nine Months 2017 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

				Nine Months Ended
	Quarterly			September 30,
	3Q17	1H17 Avg	3Q16	2017	2016

Shipments (millions of lbs.)	150	162	148	473	463

Net sales	$333	$356	$321	$1,044	$999
Less hedged cost of alloyed metal[1]	(146)	(153)	(125)	(452)	(387)
Value added revenue	$187	$203	$195	$593	$612

Realized price per pound ($/lb.)
Net sales	$2.22	$2.20	$2.16	$2.21	$2.16
Less hedged cost of alloyed metal	(0.97)	(0.94)	(0.84)	(0.96)	(0.84)
Value added revenue	$1.25	$1.26	$1.32	$1.25	$1.32

As reported
Operating income	$40	$36	$30	$111	$133
Net income	$20	$21	$15	$61	$67
EPS, diluted[2]	$1.16	$1.16	$0.82	$3.49	$3.70

Adjusted[3]
Operating income	$33	$45	$36	$122	$128
EBITDA[4]	$43	$54	$45	$151	$155
EBITDA margin[5]	23.1%	26.6%	22.8%	25.5%	25.3%
Net income	$16	$26	$19	$68	$64
EPS, diluted[2]	$0.90	$1.50	$1.02	$3.89	$3.54

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS calculated using treasury method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Third Quarter 2017

Net sales for the third quarter 2017 were $333 million, up approximately 4% from $321 million in the prior year period, reflecting 1% higher shipments and a 3% increase in average selling price. The increase in average selling price reflected an approximately 15% increase in underlying contained metal costs passed through to customers and a 5% decline in value added revenue per pound.

Value added revenue (net sales less the hedged cost of alloyed metal) of $187 million for the third quarter 2017 was down 5%, despite 1% higher shipments, compared to $195 million in the prior year period due to lower sales margins on non-contract sales and a leaner mix of shipments. Aerospace/high strength value added revenue declined 9% to $98 million reflecting a 4% decline in shipments due to continued supply chain destocking and throughput constraints at Trentwood; value added revenue for automotive extrusions increased 5% to $29 million reflecting an 8% increase in shipments driven by growth of new bumper programs; and value added revenue for general engineering applications of $53 million was comparable to the prior year reflecting 2% higher shipments and a leaner product mix.

Consolidated operating income as reported was $40 million in the third quarter 2017 compared to $30 million in the prior year. The third quarter 2017 reflected non-cash, non-run-rate gains of $7 million, which included an $11 million mark-to-market gain on commodity hedges. Adjusted for non-cash, non-run-rate items, consolidated operating income of $33 million declined $3 million compared to the prior year quarter, partly due to higher depreciation expense in 2017.

Adjusted consolidated EBITDA of $43 million in the third quarter 2017 declined $2 million compared to the prior year period. A $10 million adverse sales impact primarily due to the leaner product mix and lower sales margins was largely offset by $3 million of favorable price spreads on scrap raw material and $5 million of favorable manufacturing, overhead and other costs. Adjusted EBITDA as a percentage of value added revenue was 23.1%, up from 22.8% in the prior year period.

First Nine Months 2017

Net sales for the first nine months of 2017 were $1,044 million, up approximately 5% from $999 million in the prior year period, reflecting 2% higher shipments and a 2% increase in average selling price. The increase in average selling price reflected approximately a 14% increase in underlying contained metal costs passed through to customers and a 5% decline in value added revenue per pound.

Despite a 2% increase in shipments, value added revenue of $593 million for the first nine months of 2017 was down 3% compared to $612 million in the prior year period due to lower margins on non-contract sales and a leaner mix of shipments. Aerospace/high strength value added revenue declined 8% to $321 million reflecting a 4% decline in shipments due to supply chain destocking and temporary throughput constraints; value added revenue for automotive extrusions increased 4% to $89 million, reflecting a 7% increase in shipments; and value added revenue for general engineering applications increased 3% to $165 million driven by a 7% increase in shipments, partially offset by higher contained metal costs that the Company was unable to pass through on certain products due to competitive pricing pressure.

Consolidated operating income as reported was $111 million in the first nine months of 2017 compared to $133 million in the prior year period. The first nine months of 2017 included an $18 million impairment charge to reduce goodwill associated with the January 2011 acquisition of Alexco hard alloy extruded shapes and a $14 million mark-to-market gain related to commodity hedges. Adjusted for non-cash, non-run-rate items, consolidated operating income of $122 million declined $6 million compared to the prior year period due, in part, to $3 million of higher depreciation expense in 2017.

Adjusted consolidated EBITDA of $151 million in the first nine months of 2017 declined $3 million compared to the prior year period. A $24 million adverse sales impact primarily due to the leaner product mix and lower sales margins was primarily offset by $9 million of improved costs related to favorable price spreads on scrap raw material and $11 million of favorable manufacturing, overhead, incentive and other costs. Adjusted EBITDA as a percentage of value added revenue increased to 25.5%, up from 25.3% in the prior year period.

Cash Flow and Balance Sheet

In addition to funding normal business operations, capital expenditures during the first nine months of 2017 were approximately $56 million and the annual variable contributions to the Union VEBA and Salaried VEBA totaled

$20 million. The Company returned $93 million of cash to shareholders through quarterly dividends and share repurchases during the first nine months of 2017. As of September 30, 2017, total cash and cash equivalents and short-term investments were approximately $265 million and borrowing availability under the Company's Revolving Credit Facility was approximately $287 million.

Fourth Quarter and Full Year 2017 Outlook

“While our 2017 outlook for automotive extrusions and general engineering applications remains unchanged, we have lowered the outlook for our aerospace applications due to constraints on throughput during the installation and ramp-up of new equipment and automated controls at our Trentwood facility,” stated Mr. Hockema. “For our automotive extrusion applications we continue to expect double-digit year-over-year growth in shipments and mid-single-digit growth in value added revenue as new product growth is predominantly in lower value added parts. As we have previously noted for our aerospace applications, we anticipate headwinds from lower sales margins and commercial aerospace supply chain destocking will continue through the remainder of the year. While we had previously anticipated aerospace shipments would be comparable to 2016, we now expect 2017 aerospace shipments will be less than the prior year due to the slower-than-anticipated Trentwood ramp-up.

“Longer term, we continue to anticipate solid aerospace demand growth driven by military and commercial aircraft applications in both 2018 and 2019 with isolated instances of the supply chain inventory overhang lingering into 2018 to create a modest drag on overall industry demand growth. As demand strengthens and we implement the improved practices and capacity expansion at Trentwood, we expect increasing benefits from the new equipment and automated controls at Trentwood. Overall, we expect to enter 2018 well positioned to serve industry-wide demand growth across our served markets, and our strong balance sheet and cash flow generation will support continued investments in organic and inorganic growth as well as the return of cash to shareholders,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 19, 2017, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter and first nine months 2017 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (f) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (g) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2016. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED) (1)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In millions of dollars, except share and per share amounts)
Net sales	$332.8	$320.6	$1,044.4	$998.7
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	267.2	254.7	822.7	767.1
Lower of cost or market inventory write-down	—	—	—	4.9
Unrealized gain on derivative instruments	(10.8)	(2.0)	(14.0)	(16.9)
Depreciation and amortization	10.2	9.0	29.3	26.7
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	24.7	25.6	74.7	79.2
Net periodic postretirement benefit cost relating to Salaried VEBA	1.2	0.8	3.4	2.5
Loss (gain) on removal of Union VEBA net assets	0.5	—	(0.8)	(0.1)
Total selling, general, administrative, research and development	26.4	26.4	77.3	81.6
Goodwill impairment	—	—	18.4	—
Other operating charges, net	—	2.7	—	2.8
Total costs and expenses	293.0	290.8	933.7	866.2
Operating income	39.8	29.8	110.7	132.5
Other (expense) income:
Interest expense	(5.3)	(5.5)	(16.4)	(14.7)
Other income (expense), net	1.5	—	3.1	(10.4)
Income before income taxes	36.0	24.3	97.4	107.4
Income tax provision	(16.1)	(9.4)	(36.8)	(40.2)
Net income	$19.9	$14.9	$60.6	$67.2

Net income per common share:
Basic	$1.18	$0.84	$3.55	$3.76
Diluted[2]	$1.16	$0.82	$3.49	$3.70
Weighted-average number of common shares outstanding (in thousands):
Basic	16,834	17,841	17,072	17,858
Diluted[2]	17,160	18,175	17,363	18,181

Dividends declared per common share	$0.50	$0.45	$1.50	$1.35
1 Please refer to the Company's Form 10-Q for the quarter ended September 30, 2017 for detail regarding the items in the table.
2 Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	September 30, 2017	December 31, 2016
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$73.9	$55.2
Short-term investments	191.4	231.0
Receivables:
Trade receivables, net	138.2	137.7
Other	15.4	11.9
Inventories	212.2	201.6
Prepaid expenses and other current assets	31.5	18.5
Total current assets	662.6	655.9
Property, plant and equipment, net	557.8	530.9
Deferred tax assets, net	118.7	159.7
Intangible assets, net	25.3	26.4
Goodwill	18.8	37.2
Other assets	39.5	33.4
Total	$1,422.7	$1,443.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$94.4	$75.8
Accrued salaries, wages and related expenses	39.0	49.1
Other accrued liabilities	43.3	40.1
Total current liabilities	176.7	165.0
Net liabilities of Salaried VEBA	27.8	28.6
Deferred tax liabilities	3.3	3.3
Long-term liabilities	61.9	73.2
Long-term debt	369.4	368.7
Total liabilities	639.1	638.8
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2017 and December 31, 2016; no shares were issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2017 and at December 31, 2016; 22,392,946 shares issued and 16,905,368 shares outstanding at September 30, 2017; 22,332,732 shares issued and 17,651,461 shares outstanding at December 31, 2016	0.2	0.2
Additional paid in capital	1,052.8	1,047.4
Retained earnings	109.0	75.2
Treasury stock, at cost, 5,487,578 shares at September 30, 2017 and 4,681,271 shares at December 31, 2016, respectively	(345.7)	(281.4)
Accumulated other comprehensive loss	(32.7)	(36.7)
Total stockholders' equity	783.6	804.7
Total	$1,422.7	$1,443.5
1 Please refer to the Company's Form 10-Q for the quarter ended September 30, 2017 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	3Q17	2Q17	1Q17	3Q16	2Q16	1Q16

GAAP net income	$19.9	$4.7	$36.0	$14.9	$26.0	$26.3
Interest expense	5.3	5.5	5.6	5.5	5.5	3.7
Other (income) expense, net	(1.5)	(1.0)	(0.6)	—	10.7	(0.3)
Income tax provision	16.1	2.2	18.5	9.4	15.7	15.1
GAAP operating income	39.8	11.4	59.5	29.8	57.9	44.8
Mark-to-market (gains) losses	(10.8)	11.9	(15.1)	(2.0)	(10.9)	(4.0)
Union VEBA related NRR losses (gains) [1,2]	0.5	—	(1.3)	—	—	(0.1)
Goodwill impairment	—	18.4	—	—	—	—
Other operating NRR losses (gains) [3]	3.3	2.7	1.6	7.7	(1.2)	5.9
Operating income, excluding operating NRR items	32.8	44.4	44.7	35.5	45.8	46.6
Depreciation and Amortization	10.2	9.5	9.6	9.0	9.0	8.7
Adjusted EBITDA [4]	$43.0	$53.9	$54.3	$44.5	$54.8	$55.3

GAAP net income	$19.9	$4.7	$36.0	$14.9	$26.0	$26.3
Operating NRR Items	(7.0)	33.0	(14.8)	5.7	(12.1)	1.8
Tax impact of above NRR Items	2.6	(12.4)	5.5	(2.1)	4.6	(0.6)
Adjusted net income	$15.5	$25.3	$26.7	$18.5	$18.5	$27.5

GAAP earnings per diluted share [5]	$1.16	$0.27	$2.04	$0.82	$1.43	$1.44
Adjusted earnings per diluted share [5]	$0.90	$1.47	$1.52	$1.02	$1.02	$1.51

[1] Includes effect of terminating the defined benefit accounting for the Union VEBA and related accrual adjustments. See 2016 Form 10K for additional information.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method. Reported and as adjusted second quarter 2016 results included approximately $11 million of additional pre-tax expense associated with the early retirement of the Company’s 8.25% unsecured senior notes, resulting in a $0.38 after tax impact on earnings per diluted share.